INVESTMENT MANAGERS SERIES TRUST II

AMENDED AND RESTATED OPERATING EXPENSES LIMITATION AGREEMENT

THIS OPERATING EXPENSES LIMITATION AGREEMENT (“Agreement”) is effective as of __________, 2015, by and among INVESTMENT MANAGERS SERIES TRUST II, a Delaware statutory trust (the “Trust”), on behalf of its series listed in Appendix A, as may be amended from time to time (each a “Fund”), and the investment co-advisors of the Funds, Castle Financial & Retirement Planning Associates, Inc. (“Castle”) and Bauer Capital Management, LLC (“Bauer,” and together with Castle, the “Advisors”).

WITNESSETH:

WHEREAS, the Funds have two co-advisors, Castle and Bauer; and

WHEREAS, each Advisor renders advice and services to each Fund pursuant to the terms and provisions of an Amended and Restated Investment Advisory Agreement between the Trust and such Advisor dated July 28, 2015 (each an “Investment Advisory Agreement”); and

WHEREAS, each Fund is responsible for, and has assumed the obligation for, payment of certain expenses of such Fund pursuant to the Investment Advisory Agreements that have not been assumed by the Advisors; and

WHEREAS, the Trust, on behalf of the Funds, and Castle previously entered into an Operating Expenses Limitation Agreement dated as of November 3, 2014, and the Trust, on behalf of the Funds, and each Advisor previously entered into an Amended and Restated Operating Expenses Limitation Agreement dated as of May 1, 2015, and an Amended and Restated Operating Expenses Limitation Agreement dated as of July 28, 2015 (the “Previous Agreement” and collectively, the “Prior Agreements”); and

WHEREAS, each Advisor desires to limit the Operating Expenses (as defined in Paragraph 2 herein) of each Fund (or, as applicable, each class of Fund shares set forth in Appendix A (each, a “Class”)), for at least the Initial Expense Limitation Period (as defined in Paragraph 2 herein) pursuant to the terms and provisions of this Agreement, and the Trust (on behalf of each Fund) desires to allow the Advisors to implement those limits; and

WHEREAS, the parties to this Agreement desire to amend and restate the Previous Agreement to remove each Advisor’s ability to recoup previously waived Subsidies (as defined in Section 3 herein); and

WHEREAS, the parties to this Agreement agree that this Agreement will replace and supersede the Previous Agreement, which is hereby terminated;

NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intended to be legally bound hereby, mutually agree as follows:

1.	Limit on Operating Expenses.

a.
Each Advisor hereby agrees to limit current Operating Expenses of each Fund (or, as applicable, each Class), to an annual rate, expressed as a percentage of average annual net assets, to the amounts listed in Appendix A (each, an “Annual Limit”) with respect to the Fund (or Class, as applicable) as set forth herein. In the event that the current Operating Expenses for a Fund (or Class, as applicable), as accrued each month, exceed the Annual Limit, Castle will pay to the Fund (for the benefit of such Class, if applicable) on a monthly basis, 60% of the excess expense, and Bauer will pay to the Fund (for the benefit of such Class, if applicable) on a monthly basis, 40% of the excess expense, within 30 days of being notified that an excess expense payment is due. Such payment may include reducing or waiving all or a portion of the Advisors’ investment advisory fee, which reduction or waiver shall be borne 60% by Castle and 40% by Bauer. For purposes of clarity, if a payment to a Fund pursuant to this Agreement is effected through the reduction of the Fund’s investment advisory fee by $150, then the advisory fee to be paid to Castle by the Fund shall be reduced by $90, and the advisory fee to be paid to Bauer by the Fund shall be reduced by $60. In the event Bauer does not meet its obligations to a Fund pursuant to this Agreement, Castle agrees to assume Bauer’s obligations to such Fund.

2.	Definition. For purposes of this Agreement, with respect to each Fund (and each Class of shares thereof):

a.
The term “Operating Expenses” is defined to include all expenses necessary or appropriate for the operation of the Fund (or Class, as applicable), including the Advisors’ investment advisory fees detailed in the Investment Advisory Agreements and any Rule 12b-1 fees and other expenses, if any, described in the Investment Advisory Agreements, but does not include, as applicable, taxes, brokerage commissions, dividend and interest expenses on short sales, acquired fund fees and expenses (as determined in accordance with Form N-1A), expenses incurred in connection with any merger or reorganization, or extraordinary expenses such as litigation expenses.

b.	The term “Initial Expense Limitation Period” is defined as the period of time commencing on the date of this Agreement and ending at the end of the fourth (4th) month following the Fund’s next fiscal year end. Thereafter, in accordance with Paragraph 4 hereof, this Agreement may be continued each year for a subsequent one-year period (each, a “Subsequent Expense Limitation Period”).

            3.      No Reimbursement of Fees and Expenses. No payment to a Fund by an Advisor (a “Subsidy”) pursuant to any Prior Agreement or this Agreement is subject to reimbursement to such Advisor by the Fund.

4.            Term. This Agreement shall become effective with respect to each Fund (or Class, as applicable), on the date specified herein and shall remain in effect through the end of the Fund’s Expense Limitation Period, and shall automatically renew for each Fund for an additional one year period following the end of the Fund’s Expense Limitation Period, unless sooner terminated as provided in Paragraph 5 of this Agreement.

5.            Termination. This Agreement may be terminated at any time with respect to any Fund or Class, and without payment of any penalty, by the Board of Trustees of the Trust, on behalf of the Fund, upon sixty (60) days’ written notice to each Advisor. This Agreement may be terminated by an Advisor with respect to any Fund or Class, effective at the end of its then current term, without payment of any penalty upon at least sixty (60) days’ written notice prior to the end of any Expense Limitation Period of the Fund, subject to the consent of the Board of Trustees of the Trust, which consent will not be unreasonably withheld; provided that, nothing herein shall require the continuation of this Agreement with respect to any Fund or, if applicable, any Class, for one or more Subsequent Expense Limitation Periods. This Agreement will automatically terminate with respect to an Advisor and with respect to any Fund listed in Appendix A if the Investment Advisory Agreement for that Advisor and Fund is terminated, with such termination effective upon the effective date of the Advisor’s Investment Advisory Agreement’s termination for that Fund. In the event this Agreement is terminated by or with respect to only one Advisor (the “Terminating Advisor”), the other Advisor agrees to assume the obligations of the Terminating Advisor pursuant to this Agreement.

6.            Assignment. This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other parties.

7.            Severability. If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

8.            Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof, provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940 and the Investment Advisers Act of 1940, and any rules and regulations promulgated thereunder.

***Signature Page Follows***

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

INVESTMENT MANAGERS SERIES TRUST II

By:
Print Name:
Title:

CASTLE FINANCIAL & RETIREMENT PLANNING ASSOCIATES, INC.

By:
Print Name:
Title:

BAUER CAPITAL MANAGEMENT, LLC

By:
Print Name:
Title:

Appendix A

Fund (and Class, as applicable)	Annual Operating Expense Limit	Effective Date

All Terrain Opportunity Fund
Class A	1.95%	07/28/2015
Class C	2.70%	07/28/2015